Exhibit 99.1

Checkpoint Therapeutics Announces Reverse Stock Split

Waltham, MA – December 5, 2022 – Checkpoint Therapeutics, Inc. (“Checkpoint”) (Nasdaq: CKPT), a clinical-stage immunotherapy and targeted oncology company, today announced that it will effect a 1-for-10 reverse stock split of its issued and outstanding common stock. Checkpoint expects its common stock to begin trading on a split-adjusted basis on the Nasdaq Capital Market as of the commencement of trading on December 6, 2022.

The reverse stock split was approved on November 3, 2022 by Checkpoint’s Board of Directors and stockholders representing approximately 58% of the voting power of Checkpoint’s outstanding capital stock. The reverse stock split is intended to improve the marketability and liquidity of Checkpoint’s common stock and to remain in compliance with Nasdaq’s continued listing requirements.

Checkpoint’s common stock will continue to trade on the Nasdaq Capital Market under the symbol “CKPT” following the reverse stock split, with a new CUSIP number of 162828206. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder's percentage interest in Checkpoint’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares will be issued in connection with the reverse stock split and stockholders who would otherwise be entitled to a fractional share will receive a proportional cash payment. After the effectiveness of the reverse stock split, the number of outstanding shares of common stock will be reduced from approximately 93 million to approximately 9.3 million.

Checkpoint’s transfer agent, VStock Transfer, LLC, is also acting as the exchange and paying agent for the reverse stock split. VStock Transfer, LLC will provide instructions to stockholders regarding the process for exchanging physical share certificates. Checkpoint does not expect that stockholders holding their shares in book-entry form or through a bank, broker or other nominee need to take any action in connection with the reverse stock split. Beneficial holders are encouraged to contact their bank, broker or other nominee with any procedural questions. Additional information concerning the reverse stock split can be found in Checkpoint’s definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission on November 14, 2022.

About Checkpoint Therapeutics

Checkpoint is a clinical-stage immunotherapy and targeted oncology company focused on the acquisition, development and commercialization of novel treatments for patients with solid tumor cancers. Checkpoint is evaluating its lead antibody product candidate, cosibelimab, a potential best-in-class anti-PD-L1 antibody licensed from the Dana-Farber Cancer Institute, in an ongoing global, open-label, multicohort Phase 1 clinical trial in checkpoint therapy-naïve patients with selected recurrent or metastatic cancers, including ongoing cohorts in locally advanced and metastatic cutaneous squamous cell carcinoma (“cSCC”) intended to support one or more applications for marketing approval. Following positive topline and interim results in metastatic and locally advanced cSCC, respectively, Checkpoint intends to submit a Biologics License Application for these indications later this year. Checkpoint is evaluating its lead small-molecule, targeted anti-cancer agent, olafertinib (formerly CK-101), a third-generation epidermal growth factor receptor (“EGFR”) inhibitor, as a potential new treatment for patients with EGFR mutation-positive non-small cell lung cancer. Checkpoint is headquartered in Waltham, MA and was founded by Fortress Biotech, Inc. (Nasdaq: FBIO). For more information, visit www.checkpointtx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements relating to the reverse stock split improving the marketability and liquidity of our common stock and to remain in compliance with Nasdaq’s continued listing requirements, statements relating to the potential differentiation of cosibelimab, including a potentially favorable safety profile as compared to the currently available anti-PD-1 therapies, the two-fold mechanism of action of cosibelimab translating into potential enhanced efficacy, projections of publication and regulatory submission timelines, and our planned price disruptive strategy generating substantial market share for cosibelimab in the U.S. Factors that could cause our actual results to differ materially include the following: our ability to successfully deliver the complete dataset from the clinical trial and complete a BLA submission on schedule as planned; the risk that topline and interim data remains subject to audit and verification procedures that may result in the final data being materially different from the topline or interim data we previously published; the risk that safety issues or trends will be observed in the clinical trial when the full safety dataset is available and analyzed; the risk that a positive primary endpoint does not translate to all, or any, secondary endpoints being met; risks that regulatory authorities will not accept an application for approval of cosibelimab based on data from the Phase 1 clinical trial; the risk that the clinical results from the Phase 1 clinical trial will not support regulatory approval of cosibelimab to treat cSCC or, if approved, that cosibelimab will not be commercially successful; risks related to our chemistry, manufacturing and controls and contract manufacturing relationships; risks related to our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks related to our need for substantial additional funds; other uncertainties inherent in research and development; our dependence on third-party suppliers; government regulation; patent and intellectual property matters; competition; and our ability to achieve the milestones we project, including the risk that the evolving and unpredictable Russia/Ukraine conflict and COVID-19 pandemic delay achievement of those milestones. Further discussion about these and other risks and uncertainties can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in our other filings with the U.S. Securities and Exchange Commission.

Any forward-looking statements set forth in this press release speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law. This press release and prior releases are available at www.checkpointtx.com.

Company Contact:

Jaclyn Jaffe

Checkpoint Therapeutics, Inc.

(781) 652-4500

ir@checkpointtx.com

Investor Relations Contact:

Ashley R. Robinson

Managing Director, LifeSci Advisors, LLC

(617) 430-7577

arr@lifesciadvisors.com

Media Relations Contact:

Katie Kennedy

Gregory FCA

610-731-1045

Checkpoint@gregoryfca.com